Exhibit 99.(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 18, 2025, relating to the financial statements and financial highlights of AllianzIM U.S. Equity 6 Month Floor5 Jan/Jul ETF and AllianzIM U.S. Equity 6 Month Floor5 Apr/Oct ETF, each a series of AIM ETF Products Trust, which are included in Form N-CSR for the year ended October 31, 2025 and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectuses and “Investment Adviser and Other Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

February 27, 2026